Exhibit 3.19

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	991 709 827

Type of company:	Limited company

Date of incorporation:	2007-08-06

Registered in the Register of Business Enterprises :	2007-09-18

Name :	CHC NORWAY ACQUISITION CO AS

Business address:	c/o Helikopter Service AS 4055 STAVANGER LUFTHAVN

Municipality:	1124 SOLA

Country:	Norway

Postal address:	c/o Helikopter Service AS P.O. Box 522 4055 STAVANGER LUFTHAVN

Share capital NOK:	2, 600, 000 .00

General manager/ managing director:	Leif Egil Torkelsen

Board of directors:
Chairman of the board:	Lars Andreas Landsnes Kornblomstveien 19 4027 STAVANGER

Board member (s) :	Leif Egil Torkelsen Karl Gjelvik

Signature:	The board members separately.

Auditor:	Certified auditing company Organization number 976 389 387 ERNST & YOUNG AS Vassbotnen 11A 4313 SANDNES

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 991 709 827	Page 1 of 1